UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)
                    INFORMATION TO BE INCLUDED IN STATEMENTS
                       FILED PURSUANT TO RULE 13D-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(A)
                               (AMENDMENT NO. 2)*


                            Moore Corporation Limited
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    615785102
--------------------------------------------------------------------------------
                                 (CUSIP Number)
--------------------------------------------------------------------------------


                   Greenwich Street Capital Partners II, L.P.
                                500 Campus Drive
                                    Suite 220
                             Florham Park, NJ 07932
                           Attention: Matthew Kaufman
                                 (973) 437-1000
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 January 9, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)
--------------------------------------------------------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 2 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Greenwich Street Capital Partners II, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      11,699,816
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 -0-
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 11,699,816
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,699,816
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
      (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               10.5%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 3 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               GSCP Offshore Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Cayman Islands
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      243,916
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 -0-
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 243,916
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               243,916
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.2%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 4 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Greenwich Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      396,315
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 -0-
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 396,315
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               396,315
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.4%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 5 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Greenwich Street Employees Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      698,445
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 -0-
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 698,445
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               698,445
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.6%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 6 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               TRV Executive Fund, L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      57,663
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 -0-
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 57,663
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               57,663
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.1%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 7 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Greenwich Street Investments II, L.L.C.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(1)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               OO
--------------------------------------------------------------------------------

--------
(1) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 8 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               GSCP (NJ), L.P.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(2)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               PN
--------------------------------------------------------------------------------

--------
(2) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                           PAGE 9 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               GSCP (NJ), INC.
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               Delaware
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(3)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               CO
--------------------------------------------------------------------------------

--------
(3) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 10 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Alfred C. Eckert III
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(4)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(4) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 11 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Keith W. Abell
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(5)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(5) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 12 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Sanjay H. Patel
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(6)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(6) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 13 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Richard M. Hayden
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(7)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(7) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 14 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Robert A. Hamwee
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(8)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(8) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 15 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Thomas V. Inglesby
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(9)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(9) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 16 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Matthew C. Kaufman
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(10)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(10) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

                                  SCHEDULE 13D
                                (AMENDMENT NO. 2)
--------------------------------------------------------------------------------
CUSIP NO. 615785102                                          PAGE 17 OF 17 PAGES
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
  1    NAMES OF REPORTING PERSONS
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

               Christine K. Vanden Beukel
--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                         (A) |_|
                                                                         (B) |X|
--------------------------------------------------------------------------------
  3    SEC USE ONLY
--------------------------------------------------------------------------------
  4    SOURCE OF FUNDS (See Instructions)

               OO
--------------------------------------------------------------------------------
  5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) OR 2(e)    |_|
--------------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

               United States
--------------------------------------------------------------------------------
    NUMBER OF       7    SOLE VOTING POWER
      SHARES
   BENEFICIALLY
     OWNED BY
       EACH
    REPORTING
      PERSON
       WITH                      -0-
--------------------------------------------------------------------------------
                    8    SHARED VOTING POWER

                                 13,096,155
--------------------------------------------------------------------------------
                    9    SOLE DISPOSITIVE POWER

                                 -0-
--------------------------------------------------------------------------------
                    10   SHARED DISPOSITIVE POWER

                                 13,096,155
--------------------------------------------------------------------------------
  11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,096,155(11)
--------------------------------------------------------------------------------
  12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (See Instructions)    |_|
--------------------------------------------------------------------------------
  13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               11.7%
--------------------------------------------------------------------------------
  14   TYPE OF REPORTING PERSON (See Instructions)

               IN
--------------------------------------------------------------------------------

--------
(11) The Reporting Person disclaims beneficial ownership of all such 13,096,155 Common Shares.

       This Amendment No. 2 to Schedule 13D (this "Amendment") amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the "Commission") on January 10, 2001 (the "Original Statement") and as amended and supplemented by Amendment No. 1 filed with the Commission on January 7, 2002 ("Amendment No. 1", and together with the Original Statement, the "Amended Original Statement"), with respect to the Common Shares, no par value (the "Common Shares"), of Moore Corporation Limited, a corporation organized under the laws of Ontario, Canada (the "Issuer"). Capitalized terms used herein but not defined when used have the meanings ascribed to such terms in the Amended Original Statement.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

       Item 3 of the Amended Original Statement is hereby amended to add the following to the end thereof:

          Effective January 9, 2002, an early termination of the waiting period required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, was granted. As a result, the Escrowed Shares were released from the escrow account to Greenwich Fund II in the amount of 6,436,658 Common Shares.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

       Item 5 of the Amended Original Statement is hereby amended in its entirety to read as follows:

       (a)-(b) As a result of the Exchange and the conversion of the Debenture received by the Greenwich Street Funds in the Exchange as described in Item 3 of Amendment No. 1 and this Amendment, the Greenwich Street Funds directly hold an aggregate of 13,096,155 Common Shares, which represent approximately 11.71% of the Common Shares outstanding as of December 28, 2001, including for such purpose, conversion in full of the Debenture. Of such shares, each of the Greenwich Street Funds directly holds Common Shares, and has the sole power to vote and to dispose of such Common Shares, as follows: (1) Greenwich Fund II - 11,699,816 Common Shares (which represent approximately 10.47% of the Common Shares outstanding as of December 28, 2001); (2) Offshore Fund - 243,916 Common Shares (which represent approximately 0.22% of the Common Shares outstanding as of December 28, 2001); (3) Greenwich Fund I - 396,315 Common Shares (which represent approximately 0.35% of the Common Shares outstanding as of December 28, 2001); (4) Employees Fund - 698,445 Common Shares (which represent approximately 0.62% of the Common Shares outstanding as of December 28, 2001); and (5) Executive Fund - 57,663 Common Shares (which represent approximately 0.05% of the Common Shares outstanding as of December 28, 2001).

       Funds GP does not directly own any securities of the Issuer, but because it is the sole general partner of the Greenwich Street Funds, Funds GP may be deemed to beneficially own and have shared power to vote and to dispose of the 13,096,155

Common Shares directly owned by the Greenwich Street Funds. Funds GP, however, disclaims beneficial ownership of all such 13,096,155 Common Shares.

       Funds Manager does not directly own any securities of the Issuer, but because it is the manager of the Greenwich Street Funds, for purposes of Rule 13d-3, Funds Manager may be deemed to beneficially own and have shared power to vote and to dispose of the 13,096,155 Common Shares directly owned by the Greenwich Street Funds. Funds Manager, however, disclaims beneficial ownership of all such 13,096,155 Common Shares.

       Funds Manager GP does not directly own any securities of the Issuer, but because it is the sole general partner of Funds Manager, for purposes of Rule 13d-3, Funds Manager GP may be deemed to beneficially own and have shared power to vote and to dispose of the 13,096,155 Common Shares directly owned by the Greenwich Street Funds. Funds Manager GP, however, disclaims beneficial ownership of all such 13,096,155 Common Shares.

       Messrs. Eckert, Abell, Patel, Hayden, Hamwee, Inglesby and Kaufman and Ms. Vanden Beukel do not directly own any securities of the Issuer, but because they are managing members of Funds GP and executive officers of Funds Manager GP, pursuant to Rule 13d-3, each of them may be deemed to beneficially own and have shared power to vote and to dispose of the 13,096,155 Common Shares directly owned by the Greenwich Street Funds. Each of Messrs. Eckert, Abell, Patel, Hayden, Hamwee, Inglesby and Kaufman and Ms. Vanden Beukel, however, disclaims beneficial ownership of all such 13,096,155 Common Shares.

       (c) The only transactions by the Reporting Persons relating to the Common Shares are the transactions described in Item 3.

       (d)    Not applicable.

       (e)    Not applicable.

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 11, 2002

               GREENWICH STREET CAPITAL PARTNERS II, L.P.
               GSCP OFFSHORE FUND, L.P.
               GREENWICH FUND, L.P.
               GREENWICH STREET EMPLOYEES FUND, L.P.
               TRV EXECUTIVE FUND, L.P.
               By: Greenwich Street Investments II, L.L.C., its General Partner:


               By:  /s/ MATTHEW C. KAUFMAN
                    ----------------------
                    Matthew C. Kaufman
                    Managing Director


               GREENWICH STREET INVESTMENTS II, L.L.C.


               By:  /s/ MATTHEW C. KAUFMAN
                    ----------------------
                    Matthew C. Kaufman
                    Managing Director


               GSCP (NJ), L.P.
               By: GSCP (NJ), Inc., its General Partner:


               By:  /s/ MATTHEW C. KAUFMAN
                    ----------------------
                    Matthew C. Kaufman
                    Managing Director


               GSCP (NJ), INC.


               By:  /s/ MATTHEW C. KAUFMAN
                    ----------------------
                    Matthew C. Kaufman
                    Managing Director

                    /s/ ALFRED C. ECKERT III*
                    -------------------------------
                    Alfred C. Eckert III



                    /s/ KEITH W. ABELL*
                    -------------------------------
                    Keith W. Abell



                    /s/ SANJAY H. PATEL
                    -------------------------------
                    Sanjay H. Patel



                    /s/ RICHARD M. HAYDEN*
                    -------------------------------
                    Richard M. Hayden


                    /s/ ROBERT A. HAMWEE*
                    -------------------------------
                    Robert A. Hamwee


                    /s/ THOMAS V. INGLESBY*
                    -------------------------------
                    Thomas V. Inglesby


                    /s/ MATTHEW C. KAUFMAN
                    -------------------------------
                    Matthew C. Kaufman


                    /s/ CHRISTINE K. VANDEN BEUKEL*
                    -------------------------------
                       Christine K. Vanden Beukel



          * By: /s/ MATTHEW C. KAUFMAN
                /s/ SANJAY H. PATEL
                -----------------------------
                Matthew C. Kaufman
                Sanjay H. Patel
                Attorneys-in-Fact